Tremor Entertainment, Inc.
2621 West Empire Avenue
Burbank, California 91504

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 15, 2001, relating to the financial statements of Tremor Entertainment, Inc. appearing in the Information Statement on Schedule 14C (preliminary filed on October 30, 2001 and definitive filed on November 9, 2001) for the years ended March 31, 2001 and 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California

May 15, 2002